Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion by reference in this Shell Company Report of PS International Group Ltd. on Form 20-F of our report dated May 8, 2024, relating to the audit of the consolidated balance sheets of PSI Group Holdings Ltd and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”) included herein, contained in the registration statement on Amendment No. 1 to Form F-4 (File No. 333-279807).

We also consent to the reference to our firm under the caption “Statement by Experts” in the Shell Company Report on Form 20-F.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
July 24, 2024	PCAOB ID No.1171